As filed with the Securities and Exchange Commission on February 24, 2026

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TRANSCONTINENTAL GAS PIPE LINE COMPANY, LLC

(Exact name of registrant as specified in its charter)

4922	Delaware	74-1079400
(Primary Standard Industrial Classification Code Number)	(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2800 Post Oak Boulevard

Houston, Texas 77056

(713) 215-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

T. Lane Wilson

Senior Vice President and General Counsel

The Williams Companies, Inc.

One Williams Center

Tulsa, Oklahoma 74172

(918) 573-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Robyn E. Zolman

Gibson, Dunn & Crutcher LLP

1900 Lawrence Street, Suite 3000

Denver, CO 80202-2211

(303) 298-5700

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated February 24, 2026

PROSPECTUS

$1,700,000,000

Transcontinental Gas Pipe Line Company, LLC

Offer to Exchange

$1,000,000,000 5.100% Senior Notes due 2036

that have been registered under the Securities Act of 1933

for any and all outstanding 5.100% Senior Notes due 2036

(CUSIP Nos. 893574 AS2 / U89354 AC5)

and

$700,000,000 5.750% Senior Notes due 2056

that have been registered under the Securities Act of 1933

for any and all outstanding 5.750% Senior Notes due 2056

(CUSIP Nos. 893574 AT0 / U89354 AD3)

This exchange offer will expire at 5:00 p.m., New York City time,

on     , 2026, unless extended.

We are offering to exchange Transcontinental Gas Pipe Line Company, LLC’s 5.100% Senior Notes due 2036 (the “2036 exchange notes”) and 5.750% Senior Notes due 2056 (the “2056 exchange notes” and, together with the 2036 exchange notes, the “exchange notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for any and all of Transcontinental Gas Pipe Line Company, LLC’s 5.100% Senior Notes due 2036 (CUSIP Nos. 893574 AS2 / U89354 AC5) (the “outstanding 2036 notes”) and 5.750% Senior Notes due 2056 (CUSIP Nos. 893574 AT0 / U89354 AD3), respectively, issued on November 20, 2025 (the “outstanding 2056 notes” and, together with the outstanding 2036 notes, the “outstanding notes”). The outstanding 2036 notes together with the 2036 exchange notes are referred to as the “2036 notes” and the outstanding 2056 notes together with the 2056 exchange notes are referred to as the “2056 notes.” The term “notes” refers to both the outstanding notes and the exchange notes. We refer to the offer to exchange the exchange notes for the outstanding notes as the “exchange offer” in this prospectus.

The Exchange Notes:

•

The terms of the registered exchange notes to be issued in the exchange offer are substantially identical to the terms of the outstanding notes, except that the transfer restrictions, restrictive legends, registration rights, and additional interest provisions relating to the outstanding notes will not apply to the exchange notes.

•	We are offering the exchange notes pursuant to a registration rights agreement that we entered into in connection with the issuance of the outstanding notes.

•

The 2036 exchange notes will bear interest at an annual rate of 5.100% and the 2056 exchange notes will bear interest at an annual rate of 5.750%, in each case, payable semi-annually in arrears on March 15 and September 15 of each year.

Material Terms of the Exchange Offer:

•	THE EXCHANGE OFFER EXPIRES AT 5:00 P.M., NEW YORK CITY TIME, ON , 2026, UNLESS EXTENDED.

•	Upon expiration of the exchange offer, all outstanding notes that are validly tendered and not withdrawn will be exchanged for an equal principal amount of the exchange notes.

•	You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.

•

The exchange offer is not subject to any minimum aggregate tender condition, but is subject to customary conditions. You may tender outstanding notes for exchange notes in whole or in part in any integral multiple of $1,000, subject to a minimum exchange of $2,000.

•	The exchange of the exchange notes for outstanding notes will not be a taxable exchange for U.S. federal income tax purposes.

•

Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act of 1933, as amended, in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such exchange notes were acquired by such broker-dealer as a result of market-making activities or other trading activities.

•	There is no existing public market for the outstanding notes or the exchange notes. We do not intend to list the exchange notes on any securities exchange or quotation system.

See “Risk Factors” beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated     , 2026

We have not authorized anyone to provide you with any information or to make representations other than those contained or incorporated by reference in this prospectus. We take no responsibility for and can provide no assurance as to the reliability of any other information that others may give you. We are not making an offer to sell or soliciting an offer to buy any securities other than the securities described in this prospectus. We are not making an offer to sell or soliciting an offer to buy any of these securities in any state or jurisdiction where the offer is not permitted or in any circumstances in which such offer or solicitation is unlawful.

You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations, and prospects may have changed since those dates.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports and other information with the Securities and Exchange Commission (“SEC”). Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Unless specifically listed below, the information contained on the SEC website is not intended to be incorporated by reference in this prospectus and you should not consider that information a part of this prospectus.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. We will provide without charge to each person to whom a copy of this prospectus has been delivered, who makes a written or oral request, a copy of this information and any and all of the documents referred to herein, including the registration rights agreement and indenture for the notes, which are summarized in this prospectus, by request directed to:

Transcontinental Gas Pipe Line Company, LLC

Attention: General Counsel

2800 Post Oak Boulevard, Suite 900

Houston, Texas 77056

(713) 215-2000

In order to ensure timely delivery, you must make such request no later than five business days before the expiration of the exchange offer.

i

INCORPORATION BY REFERENCE

We “incorporate by reference” in this prospectus the following documents that we have previously filed with the SEC. This means that we are disclosing important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we later provide to the SEC, and which is deemed “filed” with the SEC, will automatically update information previously filed with the SEC, and may replace information in this prospectus and information previously filed with the SEC:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2025 (our “2025 10-K”).

We also incorporate by reference each of the documents that we file with the SEC (excluding those filings made under Item 2.02 or 7.01 of Form 8-K and corresponding information furnished under Item 9.01 of Form 8-K or included as an exhibit, or other information furnished to the SEC) under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of the initial registration statement and prior to the effectiveness of the registration statement and on or after the date of this prospectus and prior to the completion of the exchange offer. Any statements made in such documents will automatically update and supersede the information contained in this prospectus, and any statements made in this prospectus update and supersede the information contained in past SEC filings incorporated by reference into this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information in this prospectus includes or incorporates by reference forward-looking statements. These forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcomes of regulatory proceedings, market conditions, and other matters. All statements, other than statements of historical facts, included in this prospectus that address activities, events, or developments that we expect, believe or anticipate will exist or may occur in the future, are forward-looking statements. Forward-looking statements can be identified by various forms of words such as “anticipates,” “believes,” “seeks,” “could,” “may,” “should,” “continues,” “estimates,” “expects,” “forecasts,” “intends,” “might,” “goals,” “objectives,” “targets,” “planned,” “potential,” “projects,” “scheduled,” “will,” “assumes,” “guidance,” “outlook,” “in-service date” or other similar expressions. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management and include, among others, statements regarding:

•	our and our affiliates’ future credit ratings;

•	amounts and nature of future capital expenditures;

•	expansion and growth of our business and operations;

•	expected in-service dates for capital projects;

•	financial condition and liquidity;

•	business strategy;

•	cash flow from operations or results of operations;

•	rate case filings;

•	seasonality of certain business components;

•	natural gas prices, supply, and demand; and

•	demand for our services.

Forward-looking statements are based on numerous assumptions, uncertainties, and risks that could cause future events or results to be materially different from those stated or implied in this prospectus. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors that could cause actual results to differ from results contemplated by the forward-looking statements include, among others, the following:

•	availability of supplies, market demand, and volatility of prices;

•	development and rate of adoption of alternative energy sources;

•

the impact of existing and future laws and regulations, the regulatory environment, environmental matters, and litigation, as well as the ability and the ability of other energy companies with whom we conduct or seek to conduct business, to obtain necessary permits and approvals, and the ability to achieve favorable rate proceeding outcomes;

•	exposure to the credit risk of customers and counterparties;

•	the ability to successfully identify, evaluate, and timely execute on capital projects and investment opportunities;

•	the strength and financial resources of competitors and the effects of competition;

•	increasing scrutiny and changing expectations from stakeholders with respect to environmental, social, and governance practices;

•	the physical and financial risks associated with climate change;

•	the impacts of operational and developmental hazards and unforeseen interruptions;

•	the risks resulting from outbreaks or other public health crises;

•	risks associated with weather and natural phenomena, including climate conditions and physical damage to facilities;

•	acts of terrorism, cybersecurity incidents, and related disruptions;

•	our allocations regarding defined benefit pension plans and other postretirement benefit plans sponsored by our affiliates;

•	changes in maintenance and construction costs, as well as the ability to obtain sufficient construction-related inputs, including skilled labor;

•

inflation, interest rates, tariffs on foreign-made materials and goods (including steel and steel pipes) necessary to conduct business, and general economic conditions (including future disruptions and volatility in the global credit markets and the impact of these events on customers and suppliers);

•

risks related to financing, including restrictions stemming from debt agreements, future changes in credit ratings as determined by nationally recognized credit rating agencies, and the availability and cost of capital;

•

the ability of the members of the Organization of Petroleum Exporting Countries (OPEC) and other oil exporting nations to agree to and maintain oil price and production controls and the impact on domestic production;

•	changes in the current geopolitical situation, including the Russian invasion of Ukraine and conflicts in the Middle East;

•	changes in U.S. governmental administration and policies; and

•	additional risks described in our SEC filings.

Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. We disclaim any obligations to, and do not intend to, update the above list or announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.

In addition to causing our actual results to differ, the factors listed above and referred to below may cause our intentions to change from those statements of intention set forth in this prospectus. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise.

Because forward-looking statements involve risks and uncertainties, we caution that there are important factors, in addition to those listed above, that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include the risks set forth under the caption “Risk Factors” in this prospectus and in our 2025 10-K, incorporated by reference in this prospectus.

PROSPECTUS SUMMARY

This summary highlights some of the information contained or incorporated by reference in this prospectus. This summary may not contain all of the information that may be important to you. You should read the entire prospectus and the documents incorporated by reference in this prospectus before making an investment decision. References in this prospectus to “we,” “us,” “our,” and “Transco” refer to Transcontinental Gas Pipe Line Company, LLC, unless otherwise stated or the context otherwise requires.

Transcontinental Gas Pipe Line Company, LLC

We are an interstate natural gas transmission company that owns and operates an approximately 9,600-mile natural gas pipeline system extending from Texas, Louisiana, Mississippi and the Gulf of America through Alabama, Georgia, South Carolina, North Carolina, Virginia, Maryland, Delaware, Pennsylvania and New Jersey to the New York City metropolitan area. The system serves customers in Texas and the 12 southeast and Atlantic seaboard states mentioned above, including major metropolitan areas in Georgia, Washington D.C., Maryland, North Carolina, New York, New Jersey, and Pennsylvania. Our principal business is the interstate transportation of natural gas, which is regulated by the Federal Energy Regulatory Commission (“FERC”).

At December 31, 2025, our system had a design capacity totaling approximately 20.6 million dekatherms of gas per day (“MMdth/d”). Our system includes 62 compressor stations. Compression facilities at sea level-rated capacity total approximately 2.7 million horsepower.

We have natural gas storage capacity in four underground storage fields located on or near our pipeline system or market areas and we operate two of these storage fields. We also have storage capacity in an liquified natural gas (“LNG”) storage facility that we own and operate. The total usable gas storage capacity available to us and our customers in such underground storage fields and LNG storage facility and through storage service contracts is approximately 188 billion cubic feet (“Bcf”) of natural gas. Storage capacity permits our customers to inject gas into storage during the summer and off-peak periods for delivery during peak winter demand periods.

We are indirectly owned by The Williams Companies, Inc. (“Williams”), a publicly traded Delaware corporation. Williams is a natural gas company that has been active in constructing gas pipelines since 1916 and in operating interstate natural gas pipelines since 1983. We were incorporated in Delaware in 1948. Our principal executive offices are located at 2800 Post Oak Blvd., Houston, Texas 77056 and our telephone number is (713) 215-2000.

The Exchange Offer

The summary below describes the principal terms of the exchange offer. Certain of the terms and conditions described below are subject to important limitations and exceptions. The sections of this prospectus entitled “The Exchange Offer” and “Description of Notes” contain a more detailed description of the terms and conditions of the exchange offer and the notes.

The Exchange Offer	Up to $1,000,000,000 aggregate principal amount of 2036 exchange notes and up to $700,000,000 aggregate principal amount of 2056 exchange notes, each such series registered under the Securities Act, are being offered in exchange for the same principal amount of outstanding notes of the applicable series. The terms of the exchange notes and the outstanding notes are substantially identical, except that the provisions for transfer restrictions, restrictive legends, registration rights, and rights to increased interest in addition to the stated interest rate on the outstanding notes (“Additional Interest”) applicable to the outstanding notes will not apply to the exchange notes. You may tender outstanding notes for exchange in whole or in part in any integral multiple of $1,000, subject to a minimum exchange of $2,000. We are undertaking the exchange offer in order to satisfy our obligations under the registration rights agreement relating to the outstanding notes. For a description of the procedures for tendering the outstanding notes, see “The Exchange Offer — How to Tender Outstanding Notes for Exchange.”

In order to exchange your outstanding notes for exchange notes, you must properly tender them before the expiration of the exchange offer. Upon expiration of the exchange offer, your rights under the registration rights agreement pertaining to the outstanding notes will terminate, except under limited circumstances.

Expiration Time	The exchange offer will expire at 5:00 p.m., New York City time, on , 2026, unless the exchange offer is extended, in which case the expiration time will be the latest date and time to which the exchange offer is extended. See “The Exchange Offer — Terms of the Exchange Offer; Expiration Time.”

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions (see “The Exchange Offer — Conditions to the Exchange Offer”), some of which we may waive in our sole discretion. The exchange offer is not conditioned upon any minimum principal amount of outstanding notes being tendered for exchange.

How to Tender Outstanding Notes for Exchange	You may tender your outstanding notes through book-entry transfer in accordance with The Depository Trust Company’s (“DTC”) Automated Tender Offer Program, known as ATOP. If you wish to accept the exchange offer, you must:

•	complete, sign, and date the accompanying letter of transmittal in accordance with the instructions contained in the letter of transmittal, and mail or otherwise deliver prior to the expiration time the letter of transmittal, together with your outstanding notes, to the exchange agent at the address set forth under “The Exchange Offer — The Exchange Agent”; or

•

arrange for DTC to transmit to the exchange agent certain required information, including an agent’s message forming part of a book-entry transfer in which you agree to be bound by the terms of the letter of transmittal, and transfer the outstanding notes being tendered into the exchange agent’s account at DTC.

Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and time will not permit your required documents to reach the exchange agent by the expiration time, or the procedures for book-entry transfer cannot be completed by the expiration time, you may tender your outstanding notes according to the guaranteed delivery procedures described in “The Exchange Offer — Guaranteed Delivery Procedures.”

Special Procedures for Beneficial Owners	If you beneficially own outstanding notes registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender your outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender on your behalf. See “The Exchange Offer — How to Tender Outstanding Notes for Exchange.”

Withdrawal of Tenders	You may withdraw your tender of outstanding notes at any time prior to the expiration time by delivering a written notice of withdrawal to the exchange agent in conformity with the procedures discussed under “The Exchange Offer — Withdrawal Rights.”

Acceptance of Outstanding Notes and Delivery of Exchange Notes	Upon consummation of the exchange offer, we will accept any and all outstanding notes that are properly tendered in the exchange offer and not withdrawn prior to the expiration time. The exchange notes issued pursuant to the exchange offer will be delivered promptly upon expiration of the exchange offer. See “The Exchange Offer — Terms of the Exchange Offer; Expiration Time.”

Registration Rights Agreement	We are making the exchange offer pursuant to the registration rights agreement that we entered into on November 20, 2025 with the initial purchasers of the outstanding notes. As a result of making and consummating this exchange offer, we will have fulfilled our obligations under the registration rights agreement with respect to the registration of securities, subject to certain limited exceptions. If you do not tender your outstanding notes in the exchange offer, you will not have any further registration rights under the registration rights agreement or otherwise unless you were not eligible to participate in the exchange offer or do not receive freely tradable exchange notes in the exchange offer.

Resales of Exchange Notes	We believe that the exchange notes issued in the exchange offer may be offered for resale, resold, or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

•	you are not an “affiliate” of ours;

•	the exchange notes you receive pursuant to the exchange offer are being acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in the distribution of the exchange notes issued to you in the exchange offer;

•	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, a distribution of the exchange notes issued in the exchange offer; and

•

if you are a broker-dealer, you will receive the exchange notes for your own account, the outstanding notes were acquired by you as a result of market-making or other trading activities, and you will deliver a prospectus when you resell or transfer any exchange notes issued in the exchange offer. See “Plan of Distribution” for a description of the prospectus delivery obligations of broker-dealers in the exchange offer.

If you do not meet these requirements, your resale of the exchange notes must comply with the registration and prospectus delivery requirements of the Securities Act.

Our belief is based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties. The staff of the SEC has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the staff of the SEC would make a similar determination with respect to this exchange offer.

If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume, or indemnify you against, this liability.

See “The Exchange Offer — Consequences of Exchanging Outstanding Notes.”

Consequences of Failure to Exchange Your Outstanding Notes	If you do not exchange your outstanding notes for exchange notes in the exchange offer, your outstanding notes will continue to be subject to the restrictions on transfer provided in the legend on the outstanding notes and in the indenture governing the notes. In general, the outstanding notes may not be offered or sold unless registered or sold in a transaction exempt from registration under the Securities Act and applicable state securities laws. Accordingly, the trading market for your untendered outstanding notes could be adversely affected.

Exchange Agent	The exchange agent for the exchange offer is The Bank of New York Mellon Trust Company, N.A. For additional information, see “The Exchange Offer — The Exchange Agent” and the accompanying letter of transmittal.

Certain Federal Income Tax Considerations	The exchange of your outstanding notes for exchange notes will not be a taxable exchange for United States federal income tax purposes. You should consult your own tax advisor as to the tax consequences to you of the exchange offer, as well as to the tax consequences of the ownership and disposition of the exchange notes. For additional information, see “Material U.S. Federal Income Tax Considerations.”

Summary of the Terms of the Exchange Notes

The terms of the exchange notes are substantially identical to the outstanding notes, except that the provisions for transfer restrictions, restrictive legends, registration rights, and Additional Interest applicable to the outstanding notes will not apply to the exchange notes. The following is a summary of the principal terms of the exchange notes. A more detailed description is contained in the section “Description of Notes” in this prospectus.

Issuer	Transcontinental Gas Pipe Line Company, LLC.

Securities Offered	$1,000,000,000 aggregate principal amount of 5.100% Senior Notes due 2036; $700,000,000 aggregate principal amount of 5.750% Senior Notes due 2056.

Maturity Date	The 2036 exchange notes will mature on March 15, 2036. The 2056 exchange notes will mature on March 15, 2056.

Interest	Interest on the 2036 exchange notes will accrue at an annual rate of 5.100%, and interest on the 2056 exchange notes will accrue at an annual rate of 5.750%. Interest will be paid on the exchange notes semi-annually in arrears on March 15 and September 15 of each year.

Holders whose outstanding notes are exchanged for exchange notes will not receive a payment in respect of interest accrued but unpaid on such outstanding notes from the most recent interest payment date up to but excluding the settlement date of the exchange offer. Instead, interest on the exchange notes received in exchange for such outstanding notes will (i) accrue from the last date on which interest was paid on such outstanding notes and (ii) accrue at the same rate as and be payable on the same dates as interest was payable on such outstanding notes. However, if any interest payment occurs prior to the settlement date of the exchange offer on any outstanding notes already tendered for exchange in the exchange offer, the holder of such outstanding notes will be entitled to receive such interest payment.

Mandatory Redemption	We will not be required to make mandatory redemption or sinking fund payments with respect to the exchange notes of any series.

Limited Recourse Obligations	Payments of principal, premium, if any, and interest in respect of the notes will be solely our obligations. Noteholders will have no recourse against Williams or against any of Williams’ officers, directors, employees, shareholders, members, managers, or affiliates for any failure by us to perform or comply with our obligations under the notes or the indenture governing the notes.

Optional Redemption

At any time prior to December 15, 2035 (three months prior to the maturity date of the 2036 notes), in the case of the 2036 exchange notes, and September 15, 2055 (six months prior to the maturity date of the 2056 notes), in the case of the 2056 exchange notes, we may redeem some or all of the exchange notes of the applicable series at the applicable “make whole” redemption prices described in “Description of Notes — Optional Redemption” plus accrued and unpaid interest, if any, to, but not including, the applicable redemption date.

At any time on or after December 15, 2035, in the case of the 2036 exchange notes, and September 15, 2055, in the case of the 2056 exchange notes, we may redeem some or all of the exchange notes of the applicable series at a redemption price equal to 100% of the principal amount of the notes of the applicable series to be redeemed plus accrued and unpaid interest, if any, to, but not including, the applicable redemption date.

Ranking	The exchange notes will be our senior unsecured obligations and will rank equally with all of our other existing and future senior unsecured indebtedness.

Certain Covenants	The indenture governing the notes contains covenants that, among other things, restrict our ability to grant liens on our assets and merge, consolidate or transfer, or lease all or substantially all of our assets. These covenants are subject to important qualifications and exceptions. See “Description of Notes — Certain Covenants.”

Denomination	The exchange notes will be issued in denominations of $2,000 and in integral multiples of $1,000 in excess of $2,000.

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes offered by this prospectus. See “Use of Proceeds.”

Risk Factors	Investment in the exchange notes involves certain risks. You should carefully consider the information under “Risk Factors” beginning on page 8 of this prospectus and all other information included and incorporated by reference in this prospectus before investing in the exchange notes.

RISK FACTORS

Your investment in the exchange notes involves a high degree of risk. You should carefully consider the risks described below as well as other information and data included in this prospectus, including the documents incorporated by reference in this prospectus, before making an investment decision. In addition, you should carefully consider the other risks, uncertainties, and assumptions that are set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025, before investing in the notes. If any of the events described in the risk factors below or in the documents incorporated by reference in this prospectus occur, our business, prospects, financial condition, results of operations, cash flows and, in some cases, our reputation, could be materially adversely affected. Each of these factors could adversely affect our business, operating results, and financial condition as well as adversely affect the value of an investment in our securities or our ability to pay interest and/or principal on the exchange notes.

In addition to the risks relating to us contained in the documents incorporated by reference in this prospectus, the following are additional risks relating to an investment in the notes.

Risks Related to the Exchange Offer and the Notes

We cannot assure you that an active trading market for the exchange notes will exist if you desire to sell the exchange notes.

There is no existing public market for the outstanding notes or the exchange notes. The liquidity of any trading market in the exchange notes, and the market prices quoted for the exchange notes, may be adversely affected by changes in the overall market for these types of securities, and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that you will be able to sell the exchange notes or that, if you can sell your exchange notes, you will be able to sell them at an acceptable price.

You may have difficulty selling any outstanding notes that you do not exchange.

If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will continue to hold outstanding notes subject to restrictions on their transfer. Those transfer restrictions are described in the indenture governing the outstanding notes and in the legend contained on the outstanding notes, and arose because we originally issued the outstanding notes under an exemption from the registration requirements of the Securities Act.

In general, you may offer or sell your outstanding notes only if they are registered under the Securities Act and applicable state securities laws, or if they are offered and sold under an exemption from those requirements. We do not currently intend to register the outstanding notes under the Securities Act or any state securities laws. If a substantial amount of the outstanding notes is exchanged for a like amount of the exchange notes issued in the exchange offer, the liquidity of your outstanding notes could be adversely affected. See “The Exchange Offer — Consequences of Failure to Exchange Outstanding Notes” for a discussion of additional consequences of failing to exchange your outstanding notes.

We may not be able to service our debt.

Our ability to pay or to refinance our indebtedness, including the notes, will depend upon our future operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business, and other factors beyond our control.

We anticipate that our operating cash flow, together with funds we anticipate being available to us to borrow under the Credit Facility (as defined below) and through other sources, including advances from Williams and further issuances, if needed, in the capital markets, will be sufficient to meet anticipated future operating expenses, to fund capital expenditures and to service our debt as it becomes due. However, we cannot assure you that our business will generate sufficient cash flow from operations, or that we will be able to borrow additional funds in amounts sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. We, Williams and Northwest Pipeline LLC are parties to the Credit Facility. Our ability to borrow under the Credit Facility depends not only on our financial performance, but also on the ability of those other parties to comply with their obligations under the Credit Facility. The amount of funds available to us under the Credit Facility could be diminished at any time at which other borrowers under the Credit Facility are borrowing under it or if the commitments under it are reduced.

Restrictions in our debt agreements and the amount of our indebtedness may affect our future financial and operating flexibility.

Our total outstanding long-term debt (including current portion) as of December 31, 2025, was $5.9 billion.

The agreements governing our indebtedness contain covenants that restrict our ability to incur certain liens to support indebtedness and our ability to merge or consolidate or sell all or substantially all of our assets. In addition, certain of our debt agreements contain various covenants that restrict or limit, among other things, our ability to guarantee certain indebtedness, to make certain distributions during the continuation of an event of default and to enter into certain affiliate transactions and certain restrictive agreements and to change the nature of our business. Certain of our debt agreements also contain, and those we enter into in the future may contain, financial covenants and other limitations with which we will need to comply. Williams’ debt agreements contain similar covenants with respect to such entity and its respective subsidiaries, including us.

Our debt service obligations and the covenants described above could have important consequences. For example, they could, among other things:

•	make it more difficult for us to satisfy our obligations with respect to our indebtedness, which could in turn result in an event of default on such indebtedness;

•	impair our ability to obtain additional financing in the future for working capital, capital expenditures, general limited liability company purposes, or other purposes;

•	diminish our ability to withstand a continued or future downturn in our business or the economy generally;

•

require us to dedicate a substantial portion of our cash flow from operations to debt service payments, thereby reducing the availability of cash for working capital, capital expenditures, general limited liability company purposes, or other purposes; and

•

limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate, including by limiting our ability to expand or pursue our business activities and by preventing us from engaging in certain transactions that might otherwise be considered beneficial to us.

Our ability to comply with our debt covenants, to repay, extend or refinance our existing debt obligations and to obtain future credit will depend primarily on our operating performance. Our ability to refinance existing debt obligations or obtain future credit will also depend upon the current conditions in the credit markets and the availability of credit generally. If we are unable to comply with these covenants, meet our debt service obligations, or obtain future credit on favorable terms, or at all, we could be forced to restructure or refinance our indebtedness, seek additional equity capital, or sell assets. We may be unable to obtain financing or sell assets on satisfactory terms, or at all.

Our failure to comply with the covenants in the documents governing our indebtedness could result in events of default, which could render such indebtedness due and payable. We may not have sufficient liquidity to repay our indebtedness in such circumstances. In addition, cross-default or cross-acceleration provisions in our debt agreements could cause a default or acceleration to have a wider impact on our liquidity than might otherwise arise from a default or acceleration of a single debt instrument.

We are not prohibited under the indenture that governs the notes or the indentures that govern our existing senior unsecured notes from incurring additional indebtedness in addition to the notes. Our incurrence of significant additional indebtedness would exacerbate the negative consequences mentioned above, and could adversely affect our ability to pay the interest on, and principal of, the notes.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes, we will receive outstanding notes in like original principal amount. All outstanding notes received in the exchange offer will be cancelled. Because we are exchanging the exchange notes for the outstanding notes, which have substantially identical terms, the issuance of the exchange notes will not result in any increase in our indebtedness. The exchange offer is intended to satisfy our obligations under the registration rights agreement executed in connection with the sale of the outstanding notes.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

This exchange offer is being made pursuant to the registration rights agreement we entered into with the initial purchasers of the outstanding notes on November 20, 2025. The summary of the registration rights agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the registration rights agreement. A copy of the registration rights agreement is filed as an exhibit to the registration statement of which this prospectus forms a part.

Terms of the Exchange Offer; Expiration Time

This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Subject to the terms and conditions in this prospectus and the letter of transmittal, we will accept for exchange outstanding notes that are validly tendered at or before the expiration time and are not validly withdrawn as permitted below. The expiration time for the exchange offer is 5:00 p.m., New York City time, on     , 2026, or such later date and time to which we, in our sole discretion, extend the exchange offer.

We expressly reserve the right, in our sole discretion:

•	to extend the expiration time;

•	if any of the conditions set forth below under “— Conditions to the Exchange Offer” has not been satisfied, to terminate the exchange offer and not accept any outstanding notes for exchange; and

•	to amend the exchange offer in any manner.

We will give notice of any extension, non-acceptance, termination, or amendment as promptly as practicable by public announcement, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration time. In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the offer period if necessary so that at least five business days remain in the exchange offer following notice of the material change.

During an extension, all outstanding notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us, upon expiration of the exchange offer, unless validly withdrawn.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

How to Tender Outstanding Notes for Exchange

Only a record holder of outstanding notes may tender in the exchange offer. When the holder of outstanding notes tenders and we accept outstanding notes for exchange, a binding agreement between us and the tendering holder is created, subject to the terms and conditions in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of outstanding notes who desires to tender outstanding notes for exchange must, at or prior to the expiration time:

•

transmit a properly completed and duly executed letter of transmittal, the outstanding notes being tendered, and all other documents required by such letter of transmittal, to The Bank of New York Mellon Trust Company, N.A., the exchange agent, at the address set forth below under the heading “— The Exchange Agent”; or

•	if outstanding notes are tendered pursuant to the book-entry procedures set forth below, an agent’s message must be transmitted by The Depository Trust Company (“DTC”) to the exchange agent at the address set forth below under the heading “— The Exchange Agent,” and the exchange agent must receive, at or prior to the expiration time, a confirmation of the book-entry transfer of the outstanding notes being tendered into the exchange agent’s account at DTC, along with the agent’s message; or

•

if time will not permit the required documentation to reach the exchange agent before the expiration time, or the procedures for book-entry transfer cannot be completed by the expiration time, the holder may effect a tender by complying with the guaranteed delivery procedures described below.

The term “agent’s message” means a message that:

•	is transmitted by DTC;

•	is received by the exchange agent and forms a part of a book-entry transfer;

•

states that DTC has received an express acknowledgement that the tendering holder has received and agrees to be bound by, and makes each of the representations and warranties contained in, the letter of transmittal; and

•	states that we may enforce the letter of transmittal against such holder.

The method of delivery of the outstanding notes, the letter of transmittal or agent’s message and all other required documents to the exchange agent is at the election and sole risk of the holder. If such delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or outstanding notes should be sent directly to us.

Signatures on a letter of transmittal must be guaranteed unless the outstanding notes surrendered for exchange are tendered:

•	by a holder of outstanding notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•

for the account of an eligible institution. The term “eligible institution” means an institution that is a member in good standing of a Medallion Signature Guarantee Program recognized by the exchange agent, for example, the Securities Transfer Agents Medallion Program, the Stock Exchanges Medallion Program, or the New York Stock Exchange Medallion Signature Program. Eligible institutions include firms that are members of a registered national securities exchange, members of the National Association of Securities Dealers, Inc., commercial banks or trust companies having an office in the United States, and certain other eligible guarantors.

If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution. If outstanding notes are registered in the name of a person other than the person who signed the letter of transmittal, the outstanding notes tendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the registered holder’s signature guaranteed by an eligible institution.

We will determine in our sole discretion all questions as to the validity, form, and eligibility (including time of receipt) of outstanding notes tendered for exchange and all other required documents. We reserve the absolute right to:

•	reject any and all tenders of any outstanding note not validly tendered;

•	refuse to accept any outstanding note if, in our judgment or the judgment of our counsel, acceptance of the outstanding note may be deemed unlawful;

•	waive any defects or irregularities or conditions of the exchange offer; and

•	determine the eligibility of any holder who seeks to tender outstanding notes in the exchange offer.

Our determinations under, and of the terms and conditions of, the exchange offer, including the letter of transmittal and the instructions to it, or as to any questions with respect to the tender of any outstanding notes, will be final and binding on all parties. To the extent we waive any conditions to the exchange offer, we will waive such conditions as to all outstanding notes. Holders must cure any defects and irregularities in connection with tenders of outstanding notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities. Neither we, the exchange agent, nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will any of us incur any liability for failure to give such notification.

If you beneficially own outstanding notes registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender your outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender on your behalf.

WE MAKE NO RECOMMENDATION TO THE HOLDERS OF THE OUTSTANDING NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OUTSTANDING NOTES IN THE EXCHANGE OFFER. IN ADDITION, WE HAVE NOT AUTHORIZED ANYONE TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF THE OUTSTANDING NOTES MUST MAKE THEIR OWN DECISION AS TO WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF OUTSTANDING NOTES TO TENDER, AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISERS, IF ANY, BASED ON THEIR FINANCIAL POSITIONS AND REQUIREMENTS.

Book-Entry Transfers

Any financial institution that is a participant in DTC’s system must make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account at DTC in accordance with DTC’s Automated Tender Offer Program, known as ATOP. Such participant should transmit its acceptance to DTC at or prior to the expiration time or comply with the guaranteed delivery procedures described below. DTC will verify such acceptance, execute a book-entry transfer of the tendered outstanding notes into the exchange agent’s account at DTC, and then send to the exchange agent confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include an agent’s message. The letter of transmittal or an agent’s message, with any required signature guarantees and any other required documents, must be transmitted to and received by the exchange agent at the address set forth below under “— The Exchange Agent” at or prior to the expiration time of the exchange offer, or the holder must comply with the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If a holder of outstanding notes desires to tender such outstanding notes and the holder’s outstanding notes are not immediately available, or time will not permit such holder’s outstanding notes or other required documents to reach the exchange agent before the expiration time, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•

at or prior to the expiration time, the exchange agent receives from an eligible institution a validly completed and executed notice of guaranteed delivery, substantially in the form accompanying this prospectus, by email, mail, or hand delivery, setting forth the name and address of the holder of the outstanding notes being tendered and the amount of the outstanding notes being tendered. The notice of guaranteed delivery will state that the tender is being made and guarantee that, within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a validly completed and executed letter of transmittal with any required signature guarantees or an agent’s message and any other documents required by the letter of transmittal, will be transmitted to the exchange agent; and

•

the exchange agent receives the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a validly completed and executed letter of transmittal with any required signature guarantees or an agent’s message and any other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

The notice of guaranteed delivery must be received prior to the expiration time.

Withdrawal Rights

You may withdraw tenders of your outstanding notes at any time prior to the expiration time.

For a withdrawal to be effective, a written notice of withdrawal, by email or by mail, must be received by the exchange agent, at the address set forth below under “— The Exchange Agent,” prior to the expiration time. Any such notice of withdrawal must:

•	specify the name of the person having tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the principal amount of such outstanding notes;

•

where outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of DTC; and

•

bear the signature of the holder in the same manner as the original signature on the letter of transmittal, if any, by which such outstanding notes were tendered, with such signature guaranteed by an eligible institution, unless such holder is an eligible institution.

We will determine all questions as to the validity, form, and eligibility (including time of receipt) of such notices and our determination will be final and binding on all parties. Any tendered outstanding notes validly withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Properly withdrawn notes may be re-tendered by following one of the procedures described under “— How to Tender Outstanding Notes for Exchange” above at any time at or prior to the expiration time.

Acceptance of Outstanding Notes for Exchange; Delivery of Exchange Notes

All of the conditions to the exchange offer must be satisfied or waived at or prior to the expiration of the exchange offer. Promptly following the expiration of the exchange offer we will accept for exchange all outstanding notes validly tendered and not validly withdrawn as of such date. Promptly following the expiration of the exchange offer, we will issue exchange notes for all validly tendered outstanding notes. For purposes of the exchange offer, we will be deemed to have accepted validly tendered outstanding notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See “— Conditions to the Exchange Offer” for a discussion of the conditions that must be satisfied before we accept any outstanding notes for exchange.

For each outstanding note accepted for exchange, the holder will receive an exchange note registered under the Securities Act having a principal amount equal to, and in the denomination of, that of the surrendered outstanding note. Holders whose outstanding notes are exchanged for exchange notes will not receive a payment in respect of interest accrued but unpaid on such outstanding notes from the most recent interest payment date up to but excluding the settlement date of the exchange offer. Instead, interest on the exchange notes received in exchange for such outstanding notes will (i) accrue from the last date on which interest was paid on such outstanding notes and (ii) accrue at the same rate as and be payable on the same dates as interest was payable on such outstanding notes. Accordingly, registered holders of exchange notes that are outstanding on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date through which interest has been paid on the outstanding notes. However, if any interest payment occurs prior to the settlement date of the exchange offer on any outstanding notes already tendered for exchange in the exchange offer, the holder of such outstanding notes will be entitled to receive such interest payment. Outstanding notes that we accept for exchange will cease to accrue interest from and after the date of consummation of the exchange offer.

If we do not accept any tendered outstanding notes, or if a holder submits outstanding notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or non-exchanged outstanding notes without cost to the tendering holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC, such non-exchanged outstanding notes will be credited to an account maintained with DTC. We will return the outstanding notes or have them credited to DTC promptly after the withdrawal, rejection of tender, or termination of the exchange offer, as applicable.

Conditions to the Exchange Offer

The exchange offer is not conditioned upon the tender of any minimum aggregate principal amount of outstanding notes. You may tender outstanding notes for exchange in whole or in part in any integral multiple of $1,000, subject to a minimum exchange of $2,000. Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and may terminate or amend the exchange offer, by oral (promptly confirmed in writing) or written notice to the exchange agent or by a timely press release, if at any time before the expiration of the exchange offer, any of the following conditions exist:

•

any action or proceeding is instituted or threatened in any court or by or before any governmental agency challenging the exchange offer or that could reasonably be expected to prohibit or materially impair our ability to proceed with the exchange offer;

•

any stop order is threatened or in effect with respect to either (1) the registration statement of which this prospectus forms a part or (2) the qualification of the indenture governing the notes under the Trust Indenture Act of 1939, as amended;

•

any law, rule, or regulation is enacted, adopted, proposed, or interpreted that could reasonably be expected to prohibit or impair our ability to proceed with the exchange offer or to materially impair the ability of holders generally to receive freely tradable exchange notes in the exchange offer. See “— Consequences of Failure to Exchange Outstanding Notes”;

•

any change or a development involving a prospective change in our business, properties, assets, liabilities, financial condition, operations, or results of operations, taken as a whole, that is or may be adverse to us;

•

any declaration of war, armed hostilities, or other similar international calamity directly or indirectly involving the United States, or the worsening of any such condition that existed at the time that we commence the exchange offer; or

•

we become aware of facts that, in our reasonable judgment, have or may have adverse significance with respect to the value of the outstanding notes or the exchange notes to be issued in the exchange offer.

Accounting Treatment

For accounting purposes, we will not recognize a gain or loss upon the issuance of the exchange notes for outstanding notes.

Fees and Expenses

We will not make any payment to brokers, dealers, or others soliciting acceptance of the exchange offer except for reimbursement of mailing expenses. We will pay the cash expenses to be incurred in connection with the exchange offer, including:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	our accounting and legal fees;

•	printing fees; and

•	related fees and expenses.

Transfer Taxes

Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, exchange notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the outstanding notes tendered, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer, then the holder must pay these transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of or exemption from these taxes is not submitted with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

The Exchange Agent

We have appointed The Bank of New York Mellon Trust Company, N.A. as our exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of its addresses set forth below. Questions and requests for assistance respecting the procedures for tendering or withdrawing tenders of outstanding notes, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should also be directed to the exchange agent at its address below:

The Bank of New York Mellon

500 Ross Street, Suite 625

Pittsburgh, PA 15262

Attn: Corporate Trust Reorg — Sanela Sadikovic

Tel: (412) 236-4893

Email: ct_reorg_unit_inquiries@bny.com

Delivery of the letter of transmittal to an address other than as set forth above or transmission of such letter of transmittal via email other than as set forth above will not constitute a valid delivery.

Consequences of Failure to Exchange Outstanding Notes

Outstanding notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the indenture governing the notes and the legend contained on the outstanding notes regarding the transfer restrictions of the outstanding notes. In general, outstanding notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register under the Securities Act or under any state securities laws the outstanding notes that are not tendered in the exchange offer or that are tendered in the exchange offer but are not accepted for exchange.

Holders of the exchange notes and any outstanding notes that remain outstanding after consummation of the exchange offer will vote together as a single series for purposes of determining whether holders of the requisite percentage of the series have taken certain actions or exercised certain rights under the indenture.

Consequences of Exchanging Outstanding Notes

We have not requested, and do not intend to request, an interpretation by the staff of the SEC as to whether the exchange notes issued in the exchange offer may be offered for sale, resold, or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. However, based on interpretations of the staff of the SEC, as set forth in a series of no-action letters issued to third parties, we believe that the exchange notes may be offered for resale, resold, or otherwise transferred by holders of those exchange notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	the holder is not an “affiliate” of ours within the meaning of Rule 405 promulgated under the Securities Act;

•	the exchange notes issued in the exchange offer are acquired in the ordinary course of the holder’s business;

•

neither the holder, nor, to the actual knowledge of such holder, any other person receiving exchange notes from such holder, has any arrangement or understanding with any person to participate in the distribution of the exchange notes issued in the exchange offer;

•	if the holder is not a broker-dealer, the holder is not engaged in, and does not intend to engage in, a distribution of the exchange notes; and

•	if such a holder is a broker-dealer, such broker-dealer will receive the exchange notes for its own account in exchange for outstanding notes and that:

•	such outstanding notes were acquired by such broker-dealer as a result of market-making or other trading activities; and

•

it will deliver a prospectus meeting the requirements of the Securities Act in connection with the resale of exchange notes issued in the exchange offer, and will comply with the applicable provisions of the Securities Act with respect to resale of any exchange notes. (In no-action letters issued to third parties, the SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to exchange notes (other than a resale of an unsold allotment from the original sale of outstanding notes) by delivery of the prospectus relating to the exchange offer). See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

Each holder participating in the exchange offer will be required to furnish us with a written representation in the letter of transmittal that they meet each of these conditions and agree to these terms.

However, because the SEC has not considered the exchange offer for our outstanding notes in the context of a no-action letter, we cannot guarantee that the staff of the SEC would make similar determinations with respect to this exchange offer. If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume, or indemnify you against, this liability.

Any holder that is an affiliate of ours or that tenders outstanding notes in the exchange offer for the purpose of participating in a distribution:

•

may not rely on the applicable interpretation of the SEC staff’s position contained in Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1988), Morgan, Stanley & Co., Inc., SEC No-Action Letter (June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (July 2, 1993); and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and be identified as an underwriter in the prospectus.

The exchange notes issued in the exchange offer may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the exchange notes. We currently do not intend to register or qualify the sale of the exchange notes in any state where we would not otherwise be required to qualify.

Filing of Shelf Registration Statements

Under the registration rights agreement we agreed that, among other things, in certain limited circumstances specified in the registration rights agreement, we will (1) file with the SEC a shelf registration statement to cover resales of the notes by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement and (2) use our commercially reasonable efforts to file the shelf registration statement with the SEC reasonably promptly after such filing obligation arises (or, if later, the date by which we are obligated to file an exchange offer registration statement) and use our commercially reasonable efforts to cause the shelf registration statement to be declared effective by the SEC as expeditiously as possible.

If the shelf registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of outstanding notes during the periods specified in the registration rights agreement (except with respect to permitted suspension periods as provided therein), then we will pay Additional Interest to each holder of affected outstanding notes on the terms provided in the registration rights agreement.

Holders of notes will be required to deliver certain information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their notes included in the shelf registration statement and benefit from the provisions regarding Additional Interest set forth above. By acquiring outstanding notes, a holder will be deemed to have agreed to indemnify us against certain losses arising out of information furnished by such holder in writing for inclusion in any shelf registration statement. Holders of notes will also be required to suspend their use of the prospectus included in the shelf registration statement under certain circumstances upon receipt of written notice to that effect from us.

Although we intend, if required, to file the shelf registration statement, we cannot assure you that the shelf registration statement will be filed or, if filed, that it will become or remain effective.

The foregoing description is a summary of certain provisions of the registration rights agreement. It does not restate the registration rights agreement in its entirety. We urge you to read the registration rights agreement, which is an exhibit to the registration statement of which this prospectus forms a part and can also be obtained from us. See “Where You Can Find More Information.”

DESCRIPTION OF NOTES

In this description, the terms “Company,” “us,” “our,” and “we” refer only to Transcontinental Gas Pipe Line Company, LLC and not to our subsidiaries, if any, and the term “Williams” refers to The Williams Companies, Inc.

We will issue the exchange notes as separate series under an indenture dated as of November 20, 2025, between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture, because it, and not this description, defines your rights as holders of the notes. Copies of the indenture and the registration rights agreement are available as set forth above under “Where You Can Find More Information.” Certain defined terms used in this “Description of Notes” but not defined below under “— Certain Definitions” have the meanings assigned to them in the indenture.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes

The notes:

•	are our general unsecured obligations;

•	will mature on March 15, 2036, in the case of the 2036 notes, and March 15, 2056, in the case of the 2056 notes;

•	are equal in right of payment with all of our existing and future senior unsecured indebtedness; and

•	are effectively subordinated to any of our existing and future senior secured indebtedness and all indebtedness of our subsidiaries, if any.

As of December 31, 2025, we had outstanding indebtedness of approximately $5.9 billion.

The indenture permits us to incur additional indebtedness, including additional senior unsecured indebtedness. The indenture also does not restrict the ability of our subsidiaries, if any, to incur additional indebtedness. The Credit Agreement (as defined below) governing the Credit Facility contains the following terms and conditions:

•

Various covenants may limit, among other things, a borrower’s and its material subsidiaries’ ability to grant certain liens supporting indebtedness, merge or consolidate, sell all or substantially all of its assets, make certain distributions during an event of default, and enter into certain restrictive agreements.

•

If an event of default with respect to a borrower occurs under the Credit Facility, the lenders will be able to terminate the commitments and accelerate the maturity of the loans and exercise other rights and remedies.

•

Other than swing line loans, each time funds are borrowed, the applicable borrower may choose from two methods of calculating interest: a fluctuating base rate equal to an alternate base rate plus an applicable margin or a periodic fixed rate equal to the Secured Overnight Financing Rate plus an applicable margin. Williams is required to pay a commitment fee based on the unused portion of the Credit Facility. The applicable margin and the commitment fee are determined by reference to a pricing schedule based on the applicable borrower’s senior unsecured long-term debt ratings.

Any future credit agreements, indentures, or other similar agreements to which we or any subsidiary become a party may contain similar restrictions and provisions. See “Risk Factors—Restrictions in our debt agreements and the amount of our indebtedness may affect our future financial and operating flexibility.”

Principal, Maturity, and Interest

We will issue up to $1,000,000,000 aggregate principal amount of 2036 exchange notes and up to $700,000,000 aggregate principal amount of 2056 exchange notes. We will issue exchange notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The 2036 exchange notes will mature on March 15, 2036, and the 2056 exchange notes will mature on March 15, 2056.

Interest on the 2036 notes will accrue at the rate of 5.100% per annum and will be payable semi-annually in arrears on March 15 and September 15 of each year. We will make each interest payment on the 2036 notes to the holders of record on the immediately preceding March 1 and September 1 (whether or not a Business Day). Interest on the 2056 notes will accrue at the rate of 5.750% per annum and will be payable semi-annually in arrears on March 15 and September 15 of each year. We will make each interest payment on the 2056 notes to the holders of record on the immediately preceding March 1 and September 1 (whether or not a Business Day).

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid or duly provided for, from the date it was most recently paid or duly provided for. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

If any interest or other payment date of the notes falls on a day that is not a Business Day, the required payment of principal, premium, if any, or interest will be due on the next succeeding Business Day as if made on the date that payment was due, and no interest will accrue on that payment for the period from and after that interest or other payment date, as the case may be, to the date of that payment on the next succeeding Business Day.

We may, without the consent of the holders of notes of any series, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes of a particular series, except the issue date, the public offering price and, if applicable, the initial interest payment date and the initial interest accrual date, and such additional notes may not be fungible for trading purposes with, and may initially bear different identifying numbers than, the notes of the applicable series offered hereby. Any additional notes having such similar terms, together with the notes of the applicable series offered hereby, will constitute a single series of debt securities under the indenture; provided, however, that any such additional notes that are not fungible for U.S. federal income tax purposes with the notes of the applicable series issued hereby will be issued under a different identifying number.

Methods of Receiving Payments on the Notes

We will pay all principal, interest, and premium, if any, on the notes in the manner described under “— Same-Day Settlement and Payment” below.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. No service charges will be imposed by the Company, the trustee or the registrar for any registration of transfer, exchange, or redemption of notes, but holders may be required to pay all taxes, government charges, and any other expenses (including fees and expenses of the trustee) that may be imposed in connection with any transfer or exchange. We are not required to transfer or exchange any note selected for redemption. Also, we are not required to transfer or exchange any note for a period of 15 days before delivering notice of any redemption of notes.

Optional Redemption

At any time prior to the applicable Par Call Date (as defined below), we may, at our option, redeem the notes of each series, in whole or in part, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 15 basis points, in the case of the 2036 notes, and 20 basis points, in the case of the 2056 notes, less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the notes to be redeemed.

plus, in either case, accrued and unpaid interest thereon, if any, to, but not including, the applicable redemption date.

At any time on or after the applicable Par Call Date, we may, at our option, redeem either series of notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes of the series to be redeemed plus accrued and unpaid interest thereon, if any, to, but not including, the applicable redemption date.

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Selection and Notice

Notice of any redemption of a series of notes will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the applicable redemption date to each holder of the series of notes to be redeemed. Any such redemption may, at the Company’s discretion, be subject to one or more conditions precedent.

Subject to the last sentence of this paragraph, in the case of a partial redemption of a series of notes, selection of such notes for redemption will be made pro rata, by lot or by such other method as the trustee in its sole discretion deems appropriate and fair. No notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note of the same series in a principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the notes are held by DTC (as defined below) (or another depositary), the redemption of the notes shall be done in accordance with the policies and procedures of the depositary.

Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

Mandatory Redemption

We are not required to make mandatory redemption or sinking fund payments with respect to the notes of any series or to repurchase the notes of any series at the option of the holders.

Certain Covenants

Except as set forth in this description of notes, neither we nor any Subsidiary of ours will be restricted by the indenture from incurring any type of indebtedness or other obligation, from paying dividends or making distributions on its equity interests, or from purchasing its equity interests. The indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, the indenture does not contain any provisions that would require us to repurchase or redeem any of the notes in situations that may adversely affect the creditworthiness of the notes.

Liens

We will not, and will not permit any Subsidiary of ours to, create, assume, or incur any Indebtedness secured by a Lien, other than Permitted Liens, upon any of our or any of our Subsidiaries’ property, now owned or hereafter acquired, unless the notes are equally and ratably secured with such Indebtedness until such time as such Indebtedness is no longer secured by a Lien.

Notwithstanding the preceding paragraph, we may, and may permit any Subsidiary of ours to, create, assume, or incur any Indebtedness secured by a Lien, other than a Permitted Lien, without securing the notes; provided that the aggregate principal amount of all Indebtedness of ours and any Subsidiaries of ours then outstanding secured by any such Liens (other than Permitted Liens) does not exceed 15% of Consolidated Net Tangible Assets.

Merger, Consolidation, or Sale of Assets

We may not directly or indirectly consolidate with or merge with or into, or sell, assign, transfer, lease, convey, or otherwise dispose of all or substantially all of our assets and properties and the assets and properties of any of our Subsidiaries (taken as a whole) in one or more related transactions to another Person unless:

(1) either: (a) the Company is the survivor; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance, or other disposition has been made is a Person formed, organized or existing under the laws of the United States, any state of the United States, or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance, or other disposition has been made assumes by supplemental indenture all the obligations of the Company under the notes and the indenture and delivers to the trustee an opinion of counsel stating that such consolidation, merger, or disposition and such supplemental indenture (if any) comply with the indenture; and

(3) immediately after such transaction no Event of Default or event that, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing.

Upon any consolidation by us with or merger of us into any other Person or Persons where the Company is not the survivor or any sale, assignment, transfer, lease, conveyance, or other disposition of all or substantially all of our properties and assets to any Person or Persons, the successor Person formed by such consolidation or into which we are merged or to which such sale, assignment, transfer, lease, conveyance, or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of the Company under the indenture with the same effect as if such successor Person had been named as the Company therein; and thereafter, except in the case of a lease, the predecessor Person shall be released from all obligations and covenants under the indenture and the notes.

Although there is a limited body of case law interpreting the phrase “all or substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the properties or assets of a Person.

Reports

So long as any notes are outstanding, we will file with the trustee, within 30 days after we have filed the same with the Commission unless such reports, information, or documents are available on the Commission’s EDGAR filing system (or any successor thereto), copies of the annual reports and of the information, documents, and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) that we may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); or, if we are not required to file information, documents, or reports pursuant to either of said Sections, then we will file with the trustee and the Commission, in accordance with rules and regulations prescribed from time to time by the Commission, such of the supplementary and periodic information, documents, and reports that may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations.

In addition, so long as the notes remain outstanding, we will make available to all holders of such notes and to securities analysts and prospective investors in such notes, upon request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act unless such information is available on the Commission’s EDGAR filing system (or any successor thereto).

Events of Default and Remedies

Each of the following is an Event of Default with respect to the notes of any series:

(1) default for 30 days in the payment when due of interest on the notes of such series;

(2) default in payment when due of the principal of, or premium, if any, on the notes of such series;

(3) failure by us duly to observe or perform any other of the covenants or agreements (other than those described in clause (1) or (2) above) in the indenture with respect to the notes of such series, which failure continues for a period of 60 days, or, in the case of the covenant set forth under “— Certain Covenants — Reports” above, which failure continues for a period of 90 days, after the date on which written notice of such failure, requiring the same to be remedied and stating that such notice is a “Notice of Default” has been given to us by the trustee, upon direction of holders of at least 25% in principal amount of the then outstanding notes; provided, however, that if such failure is not capable of cure within such 60-day or 90-day period, as the case may be, such 60-day or 90-day period, as the case may be, shall be automatically extended by an additional 60 days so long as (i) such failure is subject to cure, and (ii) we are using commercially reasonable efforts to cure such failure; provided further that a failure to comply with any such other agreement in the indenture that results from a change in GAAP shall not be deemed to be an Event of Default; and

(4) certain events of bankruptcy, insolvency, or reorganization described in the indenture with respect to the Company.

In the case of an Event of Default arising from certain events of bankruptcy, insolvency, or reorganization with respect to the Company, the principal of all outstanding notes will automatically become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing with respect to the notes of any series, the holders of at least 25%, in the case of clauses (1) or (2) of this section, or of at least a majority, in the case of clause (3) of this section, in principal amount of the then outstanding notes of such series may declare all the notes of such series to be due and payable immediately.

Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes of each series may direct the trustee in its exercise of any trust or power with respect to such series. The trustee may withhold notice of any continuing default or Event of Default from holders of the notes of any series if it determines that withholding notice is in their interest, except a default or Event of Default relating to the payment of principal of, or interest or premium, if any, on, the notes of such series.

Holders of a majority in principal amount of the notes of any series then outstanding by notice to the trustee may on behalf of the holders of all of the notes of such series waive any existing default or Event of Default and its consequences under the indenture except a continuing default or Event of Default in the payment of principal of, or interest or premium, if any, on the notes of such series.

We are required to deliver to the trustee annually a statement regarding compliance with the indenture.

Modification and Waiver

The indenture provides that amendments and supplements to the indenture may be made by the Company and the trustee for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or of modifying in any manner the rights of the holders of notes of any series under the indenture, with the consent of the holders of a majority in principal amount of the outstanding notes of the applicable series, voting as a single class; provided that no such amendment or supplement may, without the consent of the holder of each note of the applicable series, among other things:

(1) change the stated maturity of the principal of, or interest or premium, if any, on the notes of such series, reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable on redemption thereof or otherwise, change the redemption provisions or adversely affect the right of repayment at the option of the holder, change the place of payment or currency in which the principal of, or any premium, or interest, with respect to any note of such series is payable, or impair or affect the right of any holder of such series to institute suit for the payment after such payment is due;

(2) reduce the percentage of outstanding notes of the applicable series whose holders’ consent is required for any such amendment, supplement, or waiver or reduce the quorum required for voting; or

(3) modify any of the provisions of the indenture relating to amendments, supplements, or waivers of past defaults, except to increase any such percentage or to provide that certain other provisions of the indenture with respect to such series of notes cannot be modified or waived without the consent of each holder affected thereby.

The indenture provides that the Company and the trustee may, without the consent of the holders of the notes of any series, amend or supplement the indenture for one of the following purposes:

(1) to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company in the indenture and the notes in the case of a merger, consolidation, or sale of assets in compliance with the covenant set forth above under the caption “— Certain Covenants — Merger, Consolidation, or Sale of Assets”;

(2) to add to the covenants of the Company or to surrender any right or power conferred on the Company; provided that in respect of any such additional covenant, such amendment or supplemental indenture may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such default or may limit the remedies available to the trustee upon such default or may limit the rights of holders of a majority in aggregate principal amount of the notes of the applicable series to waive such default;

(3) to evidence and provide for a successor trustee with respect to the notes of any series;

(4) to cure any ambiguity or defect, to correct or supplement any provision in the indenture that may be inconsistent with any other provision of the indenture, to conform the text of the indenture or the notes of any series to any provision of this “Description of Notes” to the extent that such provision in this “Description of Notes” was intended to be a verbatim recitation of a provision of the indenture or the notes or to make any other provisions with respect to matters or questions arising under the indenture; provided that no such action pursuant to this clause (4) shall adversely affect the interests of any holder in any material respect;

(5) to add to, delete from, or revise the conditions, limitations, and restrictions on the authorized amount, terms, or purposes of issue, authentication, and delivery of the notes of any series;

(6) to add any additional Events of Default;

(7) to amend or supplement any of the provisions of the indenture as may be necessary to permit or facilitate the defeasance and discharge of the notes of any series; provided that such action does not adversely affect the interests of any holder in any material respect;

(8) to pledge to the trustee as security for the notes of any series any property or assets;

(9) to secure the notes of any series pursuant to the requirements of the covenant described above under the subheading “— Certain Covenants — Liens”;

(10) to provide for certificated notes of any series in addition to, or in place of, global notes; or

(11) to qualify the indenture under the Trust Indenture Act.

Discharge, Defeasance, and Covenant Defeasance

The indenture provides that we may satisfy and discharge our obligations under the notes of any series and the indenture if:

(a) all notes of the applicable series previously authenticated and delivered, with certain exceptions, have been accepted by the trustee for cancellation; or

(b)(i) the notes of the applicable series have become due and payable, or mature within one year, or all of them are to be called for redemption within one year under arrangements satisfactory to the trustee for giving the notice of redemption and we irrevocably deposit in trust with the trustee, as trust funds solely for the benefit of the holders of the notes of such series, for that purpose, money or governmental obligations or a combination thereof that through the payment of interest and principal in accordance with their terms is sufficient (in the opinion of a nationally recognized independent registered public accounting firm expressed in a written certification thereof delivered to the applicable trustee) without consideration of any reinvestment to pay the entire indebtedness on the notes of such series to maturity or redemption, as the case may be, and pays all other sums payable by it under the indenture; and

(ii) the Company delivers to the trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the indenture relating to the satisfaction and discharge of the notes of such series have been complied with.

Notwithstanding such satisfaction and discharge, our obligations to compensate and indemnify the trustee on the notes of such series and the obligations by us and the trustee to hold funds in trust and to apply such funds pursuant to the terms of the indenture, with respect to issuing temporary notes of such series, with respect to the registration, transfer, and exchange of the notes of such series, with respect to the replacement of mutilated, destroyed, lost, or stolen notes of such series and with respect to the maintenance of an office or agency for payment, shall in each case survive such satisfaction and discharge.

The indenture provides that (i) we will be deemed to have paid and will be discharged from any and all obligations in respect of the notes of any series, and the provisions of the indenture will, except as noted in the preceding paragraph and below, no longer be in effect (“legal defeasance”) and (ii) we may omit to comply with the covenants under “— Certain Covenants — Merger, Consolidation, or Sale of Assets” and “— Certain Covenants — Liens,” and such omission shall be deemed not to be an Event of Default under clause (3) of the first paragraph of “— Events of Default and Remedies” (“covenant defeasance”); provided that the following conditions shall have been satisfied:

(1) we have irrevocably deposited in trust with the trustee as trust funds solely for the benefit of the holders of the notes of the applicable series, for payment of the principal of and interest, and premium, if any, on the notes of such series, money, or government obligations or a combination thereof that through the payment of interest and principal in accordance with their terms is sufficient (in the opinion of a nationally recognized independent registered public accounting firm expressed in a written certification thereof delivered to the applicable trustee) without consideration of any reinvestment to pay and discharge the principal of, and interest, and premium, if any, on the notes of such series to maturity or earlier redemption (irrevocably provided for under arrangements satisfactory to the trustee), as the case may be;

(2) such deposit will not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we are a party or by which we are bound;

(3) no default with respect to such series shall have occurred and be continuing on the date of such deposit;

(4) in the case of legal defeasance, we have delivered to the trustee an opinion of counsel as described in the indenture confirming that (a) we have received from, or there has been published by, the U.S. Internal Revenue Service a ruling or (b) since the issue date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the notes of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such legal defeasance and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

(5) in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel as described in the indenture to the effect that the holders of the notes of such series will not recognize income, gain, or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

(6) we have delivered to the trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the indenture relating to the defeasance contemplated have been complied with; and

(7) if the notes of such series are to be redeemed prior to their maturity, notice of such redemption shall have been duly given or provision therefor shall have been made in another manner satisfactory to the trustee.

Notwithstanding a legal defeasance, our obligations with respect to the following will survive until otherwise terminated or discharged under the terms of the indenture:

(1) the rights of holders of outstanding notes of such series to receive payments in respect of the principal of, and interest, and premium, if any, payable in respect of, such notes when such payments are due from the trust referred in clause (1) in the preceding paragraph;

(2) the issuance of temporary notes of such series, the registration, transfer and exchange of notes of such series, the replacement of mutilated, destroyed, lost, or stolen notes of such series and the maintenance of an office or agency for payment and holding payments in trust;

(3) the rights, powers, trusts, duties, and immunities of the trustee, and our obligations in connection therewith; and

(4) the legal defeasance provisions of the indenture.

No Personal Liability

No director, officer, employee, incorporator, or equity holder of us or our sole member will have any liability for any of our obligations under the notes or the indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Concerning the Trustee

If the trustee becomes a creditor of ours, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if the trustee acquires any conflicting interest (as defined in the Trust Indenture Act) after a default has occurred and is continuing, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The holders of a majority in principal amount of the then outstanding notes of any series will have the right to direct the time, method, and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security or indemnity satisfactory to it against any loss, liability, or expense.

Governing Law

The registration rights agreement, the indenture, and the outstanding notes are, and the exchange notes will be, governed by, and construed in accordance with, the laws of the State of New York. The Company, the Trustee and each holder by purchase of its note waives any right it may have under applicable law to trial by jury.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture or the registration rights agreement without charge by writing to The Williams Companies, Inc., One Williams Center, Tulsa, Oklahoma 74172, Attention: Treasurer.

Book-Entry, Delivery, and Form

The exchange notes will be represented by one or more permanent global notes in registered form without interest coupons (collectively, the “Global Notes”).

The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC’s nominee, Cede & Co., in each case for credit to an account of a direct or indirect participant in DTC as described below. Beneficial interests in the Global Notes may be held through the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) (as indirect participants in DTC).

Except as set forth below, the Global Notes may be transferred, in whole but not in part, only to DTC, to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in registered, certificated form (“Certificated Notes”) except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.”

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear, and Clearstream is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the applicable system or its participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the Global Notes;

(2) we, at our option, and subject to the procedures of DTC, notify the trustee in writing that we elect to cause the issuance of Certificated Notes; or

(3) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) that are Participants in such system. Euroclear and Clearstream may hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of Certificated Notes and will not be considered the registered owners or “Holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest, and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indenture.

Under the terms of the indenture, the Company and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee nor any agent of ours or of the trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining,

supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, at the due date of any payment in respect of securities such as the notes, is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the notes as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and the Company and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Subject to the transfer restrictions set forth under “Notice to Investors,” transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for Certificated Notes, and to distribute such notes to its Participants.

Although DTC, Euroclear, and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear, and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Company, the trustee, or any of their respective agents will have any responsibility for the performance by DTC, Euroclear, or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof, if:

(1) DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Note or (b) has ceased to be a clearing agency registered under the Exchange Act and in either event we fail to appoint a successor depositary within 90 days; or

(2) there has occurred and is continuing an Event of Default and DTC notifies the trustee of its decision to exchange the Global Note for Certificated Notes.

In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note.

Same-Day Settlement and Payment

We will make payments in respect of the notes represented by the Global Notes (including principal of, and interest, and premium, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. We will make all payments of principal, interest, and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. The notes represented by the Global Notes are eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Board of Directors” means:

(1) with respect to the Company, the management committee of the Company, and any committee authorized by the management committee to act generally or in any particular respect for the Company under the indenture;

(2) with respect to a corporation, the board of directors of the corporation or any authorized committee thereof;

(3) with respect to a limited liability company (other than the Company), the managing member or managing members of such limited liability company or any authorized committee thereof;

(4) with respect to a partnership, any authorized committee thereof or the board of directors of the general partner of the partnership; and

(5) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means each day that is not a Saturday, Sunday, or other day on which banking institutions in New York, New York or another place of payment are authorized or required by law, regulation, or executive order to close.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights, or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership, or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or any successor agency.

“Consolidated Net Tangible Assets” means at any date of determination, the total amount of assets of the Company and any Subsidiaries of the Company after deducting therefrom:

(1) all current liabilities (excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (B) current maturities of long-term debt); and

(2) the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents, and other like intangible assets,

all as set forth, or on a pro forma basis would be set forth, on the Company’s balance sheet (on a consolidated basis, if applicable) for our most recently completed fiscal quarter, prepared in accordance with GAAP.

“Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of October 8, 2021, among The Williams Companies, Inc., Northwest Pipeline LLC, and Transcontinental Gas Pipeline Company, LLC, as co-borrowers, the lenders named therein, and Wells Fargo Bank, National Association, as Administrative Agent, and the other lenders party thereto, including in each case any related notes, guarantees, security agreements, collateral documents, instruments, and agreements executed in connection therewith, and in each case as further amended, restated, modified, renewed, refunded, replaced, or refinanced from time to time.

“GAAP” means generally accepted accounting principles in the United States, which are in effect from time to time.

“holder” means a Person in whose name a note is registered.

“Indebtedness” means, with respect to any specified Person, any obligation created, assumed or incurred by such Person, whether or not contingent, for the repayment of money borrowed from others or any guarantee thereof.

“Joint Venture” means any Person that is not a direct or indirect Subsidiary of the Company in which the Company or any Subsidiary of the Company owns any Capital Stock.

“Lien” means any mortgage, pledge, lien, security interest, or other similar encumbrance.

“Non-Recourse Indebtedness” means any Indebtedness incurred by any Joint Venture or Non-Recourse Subsidiary that does not provide for recourse against us or any Subsidiary of ours (other than a Non-Recourse Subsidiary) or any property or asset of ours or any Subsidiary of ours (other than the Capital Stock or the properties or assets of a Joint Venture or Non-Recourse Subsidiary).

“Non-Recourse Subsidiary” means any Subsidiary of ours (i) whose principal purpose is to incur Non-Recourse Indebtedness and/or construct, lease, own or operate the assets financed thereby, or to become a direct or indirect partner, member or other equity participant or owner in a partnership, limited partnership, limited liability partnership, corporation (including a business trust), limited liability company, unlimited liability company, joint stock company, trust, unincorporated association or joint venture created for such purpose (collectively, a “Business Entity”), (ii) who is not an obligor or otherwise bound with respect to any Indebtedness other than Non-Recourse Indebtedness, (iii) substantially all the assets of which Subsidiary or Business Entity are limited to (x) those assets being financed (or to be financed), or the operation of which is being financed (or to be financed), in whole or in part by Non-Recourse Indebtedness or (y) Capital Stock in, or Indebtedness or other obligations of, one or more other Non-Recourse Subsidiaries or Business Entities and (iv) any Subsidiary of a Non-Recourse Subsidiary; provided that such Subsidiary shall be considered to be a Non-Recourse Subsidiary only to the extent that and for so long as each of the above requirements are met.

“Par Call Date” means, with respect to the 2036 notes, December 15, 2035 (three months prior to the maturity date of the 2036 notes) and, with respect to the 2056 notes, September 15, 2055 (six months prior to the maturity date of the 2056 notes).

“Permitted Liens” means:

(1) any Lien existing on any property at the time of the acquisition thereof and not created in contemplation of such acquisition by us or any Subsidiary of ours, whether or not assumed by us or any Subsidiary of ours;

(2) any Lien existing on any property of one of our Subsidiaries at the time it becomes a Subsidiary and not created in contemplation thereof and any Lien existing on any property of any Person at the time such Person is merged or liquidated into or consolidated with us or any Subsidiary of ours and not created in contemplation thereof;

(3) purchase money and analogous Liens incurred in connection with the acquisition, development, construction, improvement, repair, or replacement of property (including such Liens securing Indebtedness incurred within 12 months of the date on which such property was acquired, developed, constructed, improved, repaired, or replaced); provided that all such Liens attach only to the property acquired, developed, constructed, improved, repaired, or replaced and the principal amount of the Indebtedness secured by such Lien shall not exceed the gross cost of the property;

(4) any Liens created or assumed to secure Indebtedness of ours or of any Subsidiary of ours maturing within 12 months of the date of creation thereof and not renewable or extendible by the terms thereof at the option of the obligor beyond such 12 months;

(5) Liens on accounts receivable and related proceeds thereof arising in connection with a receivables financing and any Lien held by the purchaser of receivables derived from property or assets sold by us or any Subsidiary of ours and securing such receivables resulting from the exercise of any rights arising out of defaults on such receivables;

(6) leases constituting Liens now or hereafter existing and any renewals or extensions thereof;

(7) any Lien securing industrial development, pollution control, or similar revenue bonds;

(8) Liens existing on the date of the indenture;

(9) Liens in favor of us or any Subsidiary of ours;

(10) Liens securing Indebtedness incurred to refund, extend, refinance, or otherwise replace Indebtedness (“Refinanced Indebtedness”) secured by a Lien permitted to be incurred under the indenture; provided, that the principal amount of such Refinanced Indebtedness does not exceed the principal amount of Indebtedness refinanced (plus the amount of penalties, premiums, fees, accrued interest, and reasonable expenses incurred therewith) at the time of refinancing;

(11) Liens on any assets or properties, or pledges of the Capital Stock, of (a) any Joint Venture owned by us or any Subsidiary of ours or (b) any Non-Recourse Subsidiary, in each case only to the extent securing Non-Recourse Indebtedness of such Joint Venture or Non-Recourse Subsidiary;

(12) Liens on the products and proceeds (including insurance, condemnation, and eminent domain proceeds) of and accessions to, and contract or other rights (including rights under insurance policies and product warranties) derivative of or relating to, property permitted by the indenture to be subject to Liens but subject to the same restrictions and limitations set forth in the indenture as to Liens on such property (including the requirement that such Liens on products, proceeds, accessions, and rights secure only obligations that such property is permitted to secure);

(13) any Liens securing Indebtedness neither assumed nor guaranteed by us or any Subsidiary of ours nor on which we or they customarily pay interest, existing upon real estate or rights in or relating to real estate (including rights-of-way and easements) acquired by us or such Subsidiary, which mortgage Liens do not materially impair the use of such property for the purposes for which it is held by us or such Subsidiary;

(14) any Lien existing or hereafter created on any office equipment, data processing equipment (including computer and computer peripheral equipment), or transportation equipment (including motor vehicles, aircraft, and marine vessels);

(15) undetermined Liens and charges incidental to construction or maintenance;

(16) any Lien created or assumed by us or any Subsidiary of ours on oil, gas, coal, or other mineral or timber property owned by us or a Subsidiary of ours;

(17) any Lien created by us or any Subsidiary of ours on any contract (or any rights thereunder or proceeds therefrom) providing for advances by us or such Subsidiary to finance gas exploration and development, which Lien is created to secure indebtedness incurred to finance such advances; and

(18) any Lien granted in connection with a cash collateralization or similar arrangement to secure obligations of ours or any Subsidiary of ours to issuing banks in connection with letters of credits issued at the request of us or any Subsidiary of ours.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, or government or any agency or political subdivision thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association, or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of Voting Stock is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (whether general or limited) or limited liability company (a) the sole general partner or member of which is such Person or a Subsidiary of such Person, or (b) if there is more than a single general partner or member, either (x) the only managing general partners or managing members of which are such Person or one or more Subsidiaries of such Person (or any combination thereof) or (y) such Person owns or controls, directly or indirectly, a majority of the outstanding general partner interests, member interests, or other Voting Stock of such partnership or limited liability company, respectively.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) — H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the applicable Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields — one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life — and shall interpolate to the applicable Par Call Date, on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the applicable Par Call Date. If there is no United States Treasury security maturing on the applicable Par Call Date, but there are two or more United States Treasury securities with a maturity date equally distant from the applicable Par Call Date, one with a maturity date preceding the applicable Par Call Date, and one with a maturity date following the applicable Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the applicable Par Call Date. If there are two or more United States Treasury securities maturing on the applicable Par Call Date, or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors of such Person.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences of the exchange of outstanding notes for exchange notes in the exchange offer and the purchase, beneficial ownership, and disposition of the exchange notes. This summary is based on provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated thereunder (the “Treasury Regulations”), and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. No ruling from the Internal Revenue Service (the “IRS”) has been or will be sought with respect to any aspect of the transactions described herein. Accordingly, no assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation. The following relates only to notes that are acquired in the initial offering for an amount of cash equal to their issue price, which will equal the first price at which a substantial amount of the notes is sold for cash to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers), and that are held as capital assets (i.e., generally, property held for investment). This summary does not address all of the U.S. federal income tax consequences that may be relevant to particular holders in light of their personal circumstances, or to certain types of holders that may be subject to special tax treatment (such as banks and other financial institutions, employee stock ownership plans, partnerships, or other pass-through entities for U.S. federal income tax purposes, certain former citizens or residents of the United States, controlled foreign corporations, corporations that accumulate earnings to avoid U.S. federal income tax, insurance companies, tax-exempt organizations, dealers in securities and foreign currencies, brokers, persons who hold the notes as a hedge or other integrated transaction or who hedge the interest rate on the notes, “U.S. holders” (as defined below) whose functional currency is not U.S. dollars, or persons subject to the alternative minimum tax). In addition, this summary does not include any description of the tax laws of any state, local, or non-U.S. jurisdiction that may be applicable to a particular holder and does not consider any aspects of U.S. federal tax law other than income taxation.

For purposes of this discussion, a “non-U.S. holder” is an individual, corporation, estate, or trust that is a beneficial owner of the notes and that is not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States for U.S. federal income tax purposes;

•

a corporation (or other business entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if a court within the United States can exercise primary supervision over its administration, and one or more United States persons have the authority to control all of the substantial decisions of that trust (or the trust was in existence on August 20, 1996, and validly elected to continue to be treated as a U.S. trust).

A “U.S. holder” is an individual, corporation, estate, or trust that is a beneficial owner of the notes and is not a non-U.S. holder.

The U.S. federal income tax treatment of a partner in a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) that holds the notes generally will depend on such partner’s particular circumstances and on the activities of the partnership. Partners in such partnerships should consult their own tax advisors.

U.S. Federal Income Tax Consequences of the Exchange Offer to U.S. Holders and Non-U.S. Holders

The exchange of outstanding notes for exchange notes pursuant to the exchange offer will not be a taxable transaction for U.S. federal income tax purposes. U.S. holders and non-U.S. holders will not recognize any taxable gain or loss as a result of such exchange and will have the same adjusted issue price, tax basis, and holding period in the exchange notes as they had in the outstanding notes immediately before the exchange.

U.S. Federal Income Tax Consequences to U.S. Holders

Treatment of Stated Interest

Stated interest on the notes generally will be taxable to a U.S. holder as ordinary income at the time it is paid or accrued in accordance with the U.S. holder’s method of accounting for U.S. federal income tax purposes.

Additional Interest

Our obligation to pay you additional interest in the event that we failed to comply with specified obligations under the registration rights agreement may implicate the provisions of Treasury Regulations relating to “contingent payment debt instruments.” We have taken the position that the likelihood that we will make payments of additional interest is remote. Therefore, we have taken the position that the notes should not be treated as contingent payment debt instruments and this discussion generally assumes that the Treasury Regulations relating to “contingent payment debt instruments” are not applicable. However, the determination of whether such a contingency is remote or not is inherently factual. Therefore, we can give you no assurance that our position would be sustained if challenged by the IRS. A successful challenge of this position by the IRS could affect the timing and amount of a U.S. holder’s income and could cause the gain from the sale or other disposition of a note to be treated as ordinary income, rather than capital gain. Our position for purposes of the contingent debt regulations as to the likelihood of these additional payments being remote is binding on a U.S. holder, unless the U.S. holder discloses in the proper manner to the IRS that it is taking a different position.

Sale, Exchange, or Other Disposition of the Notes

In general, upon the sale, exchange (other than exchanges for exchange notes pursuant to the exchange offer), redemption, retirement at maturity, or other taxable disposition of a note, a U.S. holder will recognize taxable gain or loss equal to the difference between (1) the amount of the cash and the fair market value of any property received (less any portion allocable to any accrued and unpaid interest, which will be taxable as interest to the extent not previously included in income) and (2) the U.S. holder’s adjusted tax basis in the note. Gain or loss realized on the sale, retirement, or other taxable disposition of a note generally will be capital gain or loss and will be long-term capital gain or loss if the notes are held for more than one year at the time of the disposition. Long-term capital gains recognized by certain non-corporate U.S. holders will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

Market Discount

A note that is acquired for an amount that is less than its principal amount by more than a de minimis amount (generally 0.25% of the principal amount multiplied by the number of remaining whole years to maturity) will be treated as having “market discount” equal to such difference. Unless the U.S. holder elects to include such market discount in income as it accrues, a U.S. holder will be required to treat any principal payment on, and any gain on the sale, exchange, retirement, or other disposition (including a gift) of, a note as ordinary income to the extent of any accrued market discount that has not previously been included in income. In general, market discount on the notes will accrue ratably over the remaining term of the notes or, at the election of the U.S. holder, under a constant yield method. In addition, a U.S. holder could be required to defer the deduction of all or a portion of the interest paid on any indebtedness incurred or continued to purchase or carry a note unless the U.S. holder elects to include market discount in income currently. Such an election applies to all debt instruments held by a taxpayer and may not be revoked without the consent of the IRS.

Amortization of Premium

A U.S. holder, whose tax basis immediately after its acquisition of a note is greater than the sum of all remaining payments other than qualified stated interest payable on the note, will be considered to have purchased the note at a premium. “Qualified stated interest” is stated interest that is unconditionally payable at least annually at a single fixed rate. A U.S. holder may elect to amortize any such bond premium to offset a portion of the stated interest that would otherwise be includable in income using a constant yield method, over the remaining term of the note (or, if it results in a smaller amount of amortizable premium, until an earlier call date). Such an election generally applies to all taxable debt instruments held by the U.S. holder on or after the first day of the first taxable year to which the election applies, and may be revoked only with the consent of the IRS. Holders that acquire a note with bond premium should consult their tax advisors regarding the manner in which such premium is calculated and the election to amortize bond premium over the life of the instrument.

Backup Withholding and Information Reporting

In general, a U.S. holder of the notes will be subject to backup withholding with respect to interest on the notes, and the proceeds of a sale of the notes, at the applicable tax rate, unless such holder (a) is an entity that is exempt from withholding (including corporations, tax-exempt organizations, and certain qualified nominees) and, when required, demonstrates this fact, or (b) provides the payor with its taxpayer identification number (“TIN”), certifies that the TIN provided to the payor is correct and that the holder has not been notified by the IRS that such holder is subject to backup withholding due to underreporting of interest or dividends, and otherwise complies with applicable requirements of the backup withholding rules. In addition, such payments to U.S. holders that are not exempt entities generally will be subject to information reporting requirements. A U.S. holder who does not provide the payor with its correct TIN may be subject to penalties imposed by the IRS. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund; provided that the required information is timely furnished to the IRS.

U.S. Federal Income Tax Consequences to Non-U.S. Holders

Treatment of Stated Interest

Subject to the discussion of backup withholding and FATCA below, under the “portfolio interest exemption,” a non-U.S. holder generally will not be subject to U.S. federal income tax (or any withholding tax) on payments of interest on the notes, provided that:

•

the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of Williams stock that are entitled to vote within the meaning of Section 871(h)(3) of the Code;

•	the non-U.S. holder is not, and is not treated as, a bank receiving interest on an extension of credit pursuant to a loan agreement entered into in the ordinary course of its trade or business;

•	the non-U.S. holder is not a “controlled foreign corporation” that is related (directly, indirectly, or constructively) to us; and

•	certain certification requirements are met. Under current law, the certification requirement will be satisfied in any of the following circumstances:

•

if a non-U.S. holder provides to us or our paying agent a statement on IRS Form W-8BEN or W-8BEN-E (or suitable successor form), together with all appropriate attachments, signed under penalties of perjury, identifying the non-U.S. holder by name and address and stating, among other things, that the non-U.S. holder is not a United States person.

•

if a note is held through a securities clearing organization, bank, or another financial institution that holds customers’ securities in the ordinary course of its trade or business, (i) the non-U.S. holder provides such a form to such organization or institution, and (ii) such organization or institution, under penalty of perjury, certifies to us that it has received such statement from the beneficial owner or another intermediary and furnishes us or our paying agent with a copy thereof.

•

if a financial institution or other intermediary that holds the note on behalf of the non-U.S. holder has entered into a withholding agreement with the IRS and submits an IRS Form W-8IMY (or suitable successor form) and certain other required documentation to us or our paying agent.

If the requirements of the portfolio interest exemption described above are not satisfied, a 30% withholding tax will apply to the gross amount of interest on the notes that is paid to a non-U.S. holder, unless either: (a) an applicable income tax treaty reduces or eliminates such tax, and the non-U.S. holder claims the benefit of that treaty by providing a properly completed and duly executed IRS Form W-8BEN or W-8BEN-E (or suitable successor or substitute form) establishing qualification for benefits under the treaty, or (b) the interest is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and the non-U.S. holder provides an appropriate statement to that effect on a properly completed and duly executed IRS Form W-8ECI (or suitable successor form).

If a non-U.S. holder is engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business, the non-U.S. holder will be required to pay U.S. federal income tax on that interest on a net income basis (and the 30% withholding tax described above will not apply provided the duly executed IRS Form W-8ECI is provided to us or our paying agent) generally in the same manner as a U.S. person. If a non-U.S. holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, and the non-U.S. holder claims the benefit of the treaty by properly submitting an IRS Form W-8BEN or W-8BEN-E, any interest income that is effectively connected with a U.S. trade or business of such non-U.S. holder will be subject to U.S. federal income tax in the manner specified by the treaty and generally will only be subject to such tax if such income is attributable to a permanent establishment (or a fixed base in the case of an individual) maintained by the non-U.S. holder in the United States. In addition, a non-U.S. holder that is treated as a foreign corporation for U.S. federal income tax purposes may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Sale, Exchange, or Other Disposition of the Notes

Subject to the discussion of backup withholding and FATCA below, a non-U.S. holder generally will not be subject to U.S. federal income tax (or any withholding thereof) on any gain (other than any gain attributable to accrued and unpaid interest, which will be treated as interest) realized by such holder upon a sale, exchange, redemption, retirement at maturity, or other taxable disposition of a note, unless:

•

the non-U.S. holder is an individual present in the United States for 183 days or more during the taxable year of disposition and who has a “tax home” in the United States and certain other conditions are met; or

•

the gain is effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder (and, if an applicable income tax treaty so provides, the gain is attributable to a U.S. permanent establishment of the non-U.S. holder or a fixed base in the case of an individual).

If the first exception applies, the non-U.S. holder generally will be subject to U.S. federal income tax at a rate of 30% on the amount by which its U.S.-source capital gains exceed its U.S.-source capital losses. If the second exception applies, the non-U.S. holder generally will be subject to U.S. federal income tax on the net gain derived from the sale, exchange, redemption, retirement at maturity, or other taxable disposition of the notes in the same manner as a U.S. person. In addition, corporate non-U.S. holders may be subject to a 30% branch profits tax or lower applicable treaty rate on any such effectively connected gain. If a non-U.S. holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, the U.S. federal income tax treatment of any such gain may be modified in the manner specified by the treaty. Non-U.S. holders will not be subject to U.S. federal income tax (or any withholding thereof) upon an exchange of notes for exchange notes pursuant to the exchange offer.

Information Reporting and Backup Withholding

When required, we or our paying agent will report to the IRS and to each non-U.S. holder the amount of any interest paid on the notes in each calendar year, and the amount of U.S. federal income tax withheld, if any, with respect to these payments.

Non-U.S. holders who have provided certification as to their non-U.S. status or who have otherwise established an exemption will generally not be subject to backup withholding tax on payments of principal or interest if neither we nor our agent have actual knowledge or reason to know that such certification is unreliable or that the conditions of the exemption are in fact not satisfied.

Payments of the proceeds from the sale of a note to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, additional information reporting, but generally not backup withholding, may apply to those payments if the broker is one of the following: (a) a United States person, (b) a “controlled foreign corporation” for U.S. federal income tax purposes, (c) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with a U.S. trade or business, or (d) a foreign partnership with specified connections to the United States.

Payment of the proceeds from a sale or other disposition of a note to or through the United States office of a broker will be subject to information reporting and backup withholding unless the non-U.S. holder certifies as to its non-U.S. status or otherwise establishes an exemption from information reporting and backup withholding.

The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability, if any, and may entitle such holder to a refund; provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Under the Foreign Account Tax Compliance Act (“FATCA”), withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specifically defined in the Code) and certain other non-United States entities. Specifically, a 30% withholding tax may be imposed on interest on, and gross proceeds from the sale or other disposition of, notes paid to a foreign financial institution or to a non-financial foreign entity, unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, then, pursuant to an agreement between it and the U.S. Treasury or an intergovernmental agreement between, generally, the jurisdiction in which it is resident and the United States, it must, among other things, identify accounts held by certain United States persons or United States owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders.

Under FATCA, a 30% withholding tax currently may be imposed on payments of interest on the notes paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder) and certain other nonfinancial foreign entities. While withholding under FATCA also would have applied to payments of gross proceeds from the sale or other taxable disposition (including a retirement or redemption) of notes on or after January 1, 2019, proposed U.S. Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed U.S. Treasury Regulations until final U.S. Treasury Regulations are issued.

The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Holders are urged to consult their own tax advisors with respect to the tax consequences to them of the acquisition, ownership, and disposition of the notes, including the tax consequences under state, local, estate, foreign, and other tax laws and tax treaties and the possible effects of changes in U.S. or other tax laws.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes, or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices, or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the exchange offer, other than the expenses of counsel for the holders of the outstanding notes, commissions or concessions of any brokers or dealers, and any transfer taxes relating to the sale or disposition of the outstanding notes or the exchange notes, and we will indemnify the holders of the outstanding notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain matters with respect to the validity of the exchange notes will be passed upon for us by Gibson, Dunn & Crutcher LLP.

EXPERTS

The financial statements of Transcontinental Gas Pipe Line Company, LLC appearing in Transcontinental Gas Pipe Line Company, LLC’s Annual Report (Form 10-K) for the year ended December 31, 2025, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

No dealer, salesperson, or other person is authorized to give any information or to represent anything not contained in this prospectus. This prospectus does not offer to sell or ask for offers to buy any securities other than those to which this prospectus relates and it does not constitute an offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. The information contained in this prospectus is current only as of its date.

PROSPECTUS

$1,700,000,000

TRANSCONTINENTAL GAS PIPE LINE COMPANY, LLC

Offer to Exchange

$1,000,000,000 5.100% Senior Notes due 2036

that have been registered under the Securities Act of 1933

for any and all outstanding 5.100% Senior Notes due 2036

(CUSIP Nos. 893574 AS2 / U89354 AC5)

and

$700,000,000 5.750% Senior Notes due 2056

that have been registered under the Securities Act of 1933

for any and all outstanding 5.750% Senior Notes due 2056

(CUSIP Nos. 893574 AT0 / U89354 AD3)

   , 2026

PART II

Item 20. Indemnification of Directors and Officers

Section 18-108 of the Delaware Limited Liability Company Act authorizes a limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement.

Our Amended and Restated Operating Agreement provides that the company may, to the extent authorized from time to time by our management committee, grant rights of indemnification and to advancement of expenses to any member of the committee, officer, employee, or agent of the company, to the fullest extent permitted by law, for judgments, settlements, penalties, fines or expenses incurred in any proceeding because he or she is or was a member of the management committee, an officer, an employee, or an agent of the company.

We currently maintain an insurance policy that, within the limits and subject to the terms and conditions thereof, covers certain expenses and liabilities that may be incurred by members of the management committee and officers in connection with proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a member of the management committee or officer of Transcontinental Gas Pipe Line Company, LLC. In addition, Williams has entered into indemnity agreements with certain of its officers providing for, among other things, the indemnification of and the advancement of expenses to such individuals to the fullest extent permitted by law, and, to the extent insurance is maintained, for the continued coverage of such individuals. Each of our officers that also serves as an officer of Williams and has entered into such an indemnification agreement shall be entitled to such indemnification and advancement pursuant to such agreement in connection with acts or omissions committed or suffered while acting as a member of the management committee or officer of Transcontinental Gas Pipe Line Company, LLC.

Item 21. Exhibits and Financial Statement Schedules

Exhibit No.	Description
(4.1)	Indenture, dated as of November 20, 2025, between Transcontinental Gas Pipe Line Company, LLC and The Bank of New York Mellon Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the SEC on November 20, 2025, File No. 001-07584).

(4.2)	Registration Rights Agreement, dated as of November 20, 2025, between Transcontinental Gas Pipe Line Company, LLC and the initial purchasers listed therein (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on November 20, 2025, File No. 001-07584).

5.1	Opinion of Gibson, Dunn & Crutcher LLP.

23.1	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm of Transcontinental Gas Pipe Line Company, LLC.

23.3	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm of The Williams Companies, Inc.

23.4	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm of Northwest Pipeline LLC.

24.1	Power of Attorney (included on the signature page of this registration statement).

Exhibit No.	Description

25.1	Statement of Eligibility of Trustee, The Bank of New York Mellon Trust Company, N.A., on Form T-1 with respect to the Indenture dated as of November 20, 2025.

99.1	Form of Letter of Transmittal.

99.2	Form of Notice of Guaranteed Delivery.

99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.4	Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

107	Filing Fee Table

( )	Previously filed.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(8) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on February 24, 2026.

TRANSCONTINENTAL GAS PIPE LINE COMPANY, LLC

By:	/s/ Billeigh W. Mark
Name: Billeigh W. Mark
Title: Controller

POWER OF ATTORNEY

Each person whose signature appears below, each being a management committee representative and/or officer of Transcontinental Gas Pipe Line Company, LLC hereby constitutes and appoints Billeigh W. Mark and Robert E. Riley, Jr., and each of them, as his or her true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this Registration Statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done with this Registration Statement and any amendments or supplements hereto, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of Securities Act of 1933, as amended, this registration statement has been signed by the following persons on February 24, 2026 in the capacities indicated below.

Signature	Title

/s/ Chad A. Teply Chad A. Teply	Management Committee Member and Senior Vice President (Principal Executive Officer)

/s/ Mary A. Hausman Mary A. Hausman	Vice President and Chief Accounting Officer (Principal Financial Officer)

/s/ Billeigh W. Mark Billeigh W. Mark	Controller (Principal Accounting Officer)